Exhibit 21.1

SUBSIDIARIES OF FORTRESS PRIVATE LENDING FUND

Name	Jurisdiction
FPL Equity Holdings LLC	Delaware
Fortress Private Lending Fund	Delaware
FPLF BA Holdings Finance LLC	Delaware
FPLF NS Holdings Finance DAC	Ireland
FPLF NS Holdings Finance LLC	Delaware